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Exhibit 4.4

AMENDED AND RESTATED
GT SOLAR INTERNATIONAL, INC.
EMPLOYEE STOCKHOLDERS AGREEMENT

        This Amended and Restated GT Solar International, Inc. Employee Stockholders Agreement (this "Agreement"), dated as of July 1, 2008, is made and entered into by and among (i) GT Solar International, Inc., a Delaware corporation (the "Company"), (ii) GT Solar Holdings, LLC, a Delaware limited liability company ("Holdings"), (iii) GT Solar Incorporated (f/k/a GT Equipment Technologies, Inc.), a Delaware corporation (the "Operating Company") and (iii) each individual who executes a counterpart to this Agreement, as well as any other person who acquires shares of the Company's common stock, par value $0.01 per share ("Common Stock"), pursuant to the Company's Second Amended and Restated 2006 Stock Option Plan (the "Plan") whether or not such person executes a counterpart (each such person, individually, an "Employee Stockholder" and collectively the "Employee Stockholders"). Holdings and the Employee Stockholders are referred to collectively as the "Stockholders." This Agreement amends and restates that certain Employee Stockholders Agreement, dated as of December 30, 2005 (the "Original Agreement"), of the Operating Company.

        WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated September 28, 2006, by and among the Operating Company, GT Solar Merger Corp. and the Company, (i) the Operating Company became a wholly-owned subsidiary of the Company, (ii) each share of common stock of the Operating Company, par value $0.01 ("Operating Company Stock"), was exchanged for one share of common stock of the Company, par value $0.01 ("Common Stock"), and (iii) the Company agreed to assume any obligation of the Operating Company under the Original Agreement following the consummation of the merger contemplated by the Merger Agreement, such that the stockholders of the Company shall be entitled to the same rights and subject to the same obligations that such stockholders had with respect to the Operating Company under the Original Agreement immediately prior to such merger;

        WHEREAS, the board of directors and the sole stockholder of the Company deem it to be in the best interests of the Company to amend and restate the Original Agreement to reflect the Company's assumption of the Operating Company's obligations under the Original Agreement as discussed above; and

        NOW, THEREFORE, the Original Agreement is hereby amended and restated as follows:

        Pursuant to the Plan, the Company may grant certain employees of the Company or of any subsidiary or affiliates of the Company options ("Options") to purchase shares of Common Stock (collectively, any shares of Common Stock acquired pursuant the Plan are referred to as "Covered Shares"). Shares of the Company's Common Stock held by Holdings are referred to as "Holdings Shares."

        The Company, Holdings, and the Employee Stockholders desire to enter into this Agreement for the purpose of limiting the manner and terms by which the Covered Shares may be transferred and voted prior to the Termination Date (defined below) in order to promote the efficient management of the Company, to provide the Employee Stockholders and Holdings with rights in connection with certain sales of Holdings Shares, and for the purpose, of setting forth other terms and conditions applicable to any Covered Shares.

        1.    RESTRICTIONS ON TRANSFER; PERMITTED TRANSFERS.

        1.1.    General.    No Employee Stockholder shall sell, transfer, assign, pledge, hypothecate, alienate, or otherwise directly or indirectly dispose of or encumber (collectively, "Transfer") any interest in any Covered Shares (nor shall any Covered Shares or any interest therein be subject to execution, attachment or similar process) prior to the Registration Date (as defined below), except (i) with the written consent of the Company, (ii) by will or by operation of law, upon the death of an Employee Stockholder, to his or her estate or beneficiary, provided that such estate or beneficiary shall agree in writing to be bound by all the provisions of this Agreement, or (iii) as specifically permitted or required hereunder. The Company may require, as a condition to any Transfer otherwise permitted hereunder, that the Employee Stockholder who wishes to effect such Transfer provide the Company with such evidence, information, assurances and documentation as either of them may reasonably require in order to assure compliance with any applicable securities or other law. Any attempted Transfer contrary to the provisions of this Agreement, and the levy of any execution, attachment or similar process upon any Covered Shares, shall be null and void and without effect.

        1.2.    Permitted Transfers.    Notwithstanding the restrictions on Transfer set forth in Section 1.1 above, an Employee Stockholder may transfer Covered Shares to a trust or trusts or another entity or entities as may be approved by the "Committee" as that term is defined in the Plan, in the Committee's discretion) for the exclusive benefit of one or more members of his or her Immediate Family (each such trust or other entity, a "Family Transferee"), provided that, as a condition to any such Transfer, the Family Transferee acknowledges and agrees in writing, in form and substance satisfactory to the Company, that the Covered Shares shall continue to be subject to all the terms and conditions of this Agreement and any other agreement between the Company and the Employee Stockholder relating to the Covered Shares as if the Covered Shares continued to be held by the Employee Stockholder who originally acquired the same pursuant, to the Plan. As used herein, the term "Immediate Family" means, with respect an Employee Stockholder, his or her children, grandchildren, parents, grandparents, spouse, brother, sister and such other family relationships as may be specifically approved by the Committee.

        Without limiting the foregoing, if and to the extent that any spouse of any Employee Stockholder acquires any interest in any Covered Shares as marital property, quasimarital property, individual property, property held pursuant to the augmented marital property estate, or otherwise, the Covered Shares (and any such interest therein) shall continue to be subject to all the terms and conditions of this Agreement and any other agreement between the Company and the Employee Stockholder relating to the Covered Shares as if the Covered Shares continued to be held by the Employee Stockholder who acquired the same pursuant to the Plan and, to the extent of any such interest, this Agreement and any such other agreement shall be binding on, and inure to the benefit of, the spouse. The spouse of each Employee Stockholder who is married or becomes married during the term of this Agreement shall, as a condition to the right of the Employee Stockholder to acquire and retain Covered Shares, confirm the foregoing by executing and delivering to the Company a Spousal Acknowledgment and Consent in the form attached as Exhibit B.

        Any person (other than the Company or Holdings) who acquires Covered Shares pursuant to a Transfer permitted under this Agreement, whether pursuant to this Section 1 or Section 2 below, is referred to as a "Permitted Transferee."

        2.    OPTIONS UPON PROPOSED DISPOSITION.

        2.1.    Offer Notice and Required Consent.    If any Employee Stockholder (hereinafter, a "Selling Stockholder") desires to accept an offer (which must be in writing and for cash, be irrevocable by its terms for at least ninety (90) days and be a bona fide offer as determined in good faith by the Committee) from any prospective purchaser to purchase all or any part of the Covered Shares at any time owned by the Selling Stockholder, the Selling Stockholder shall give notice in writing to the Company ("Offer Notice") (i) designating the number of Covered Shares proposed to be sold (the "Offer Shares"), (ii) naming the prospective purchaser of such Offer Shares, (iii) specifying the price (the "Offer Price") at and terms (the "Offer Terms") upon which the Selling Stockholder desires to sell the same, and (iv) requesting the consent of the Company to sell the Offer Shares at the Offer Price on the Offer Terms. Within thirty (30) days after receipt of the Offer Notice, the Company shall give written notice to the Selling Stockholder of its consent or refusal to consent to the sale by the Selling Stockholder of the Offer Shares on the Offer Terms, but subject to the rights of first refusal and other terms and conditions of this Section 2; provided that the consent of the Company shall not be unreasonably withheld. If the Company fails or refuses to consent to the sale of the Offer Shares as described above, the Offer Shares may not be sold as described in the Offer Notice, the Offer Notice will be deemed withdrawn, and the parties shall return to status quo ante. If the Company consents to the sale of the Offer Shares as described above, the date the consent of the Company has been received by the Selling Stockholder shall be the "Offer Period Commencement Date" and the Selling Stockholder may sell the Offer Shares subject to and in accordance with the rights of first refusal and other terms and conditions set forth below.

        2.2.    Rights of First Refusal.    During the 30-day period commencing on the Offer Period Commencement Date (the "Offer Period"), the Company shall have the option (the "Section 2 Purchase Option") to purchase the Offer Shares from the Selling Stockholder, at the Offer Price and on the Offer Terms. The Company hereby undertakes to use reasonable efforts to act reasonably promptly following the Offer Notice to determine whether it shall elect to exercise the Section 2 Purchase Option. The Section 2 Purchase Option shall be exercised by irrevocable written notice ("Section 2 Purchase Notice") to the Selling Stockholder given at any time during the Offer Period. If the Section 2 Purchase Option is exercised, the Company shall deliver to the Selling Stockholder the Offer Price, in cash or immediately available funds, payable to the order of the Selling Stockholder, against delivery of certificates or other instruments representing the Offer Shares so purchased, appropriately endorsed by the Selling Stockholder at a closing to occur at the offices of the Company within 30 days after the date of the Section 2 Purchase Notice. If the Section 2 Purchase Option shall not have been exercised prior to the expiration of the Offer Period, then at any time during the thirty (30) days following the expiration of the Offer Period, the Selling Stockholder may sell the Offer Shares to (but only to) the intended purchaser named in the Offer Notice and only at the Offer Price and on the Offer Terms specified in the Offer Notice, provided that such intended purchaser shall have agreed in writing, pursuant to an instrument of assumption satisfactory in substance and form to the Company, that the Covered Shares shall continue to be subject to all the terms and conditions of this Agreement and any other, agreement between the Company and the Employee Stockholder relating to the Covered Shares as if the Covered Shares continued to be held by the Employee Stockholder who acquired the same pursuant to the Plan. The right of the Selling Stockholders to sell the Offer Shares set forth in this Section 2, subject to the rights of first refusal set forth in this Section 2, shall be suspended during the Option Period referred to in Section 3 hereof.

        The Company may assign, in whole or in part, its Section 2 Purchase Option and, in the case of any such assignment, where appropriate, references to the Company in Section 2.2 shall be deemed to be references to the Company and/or its assignee or assignees.

        3.    PURCHASE OPTION ON TERMINATION.

        3.1.    Purchase Option in General.    On the date an Employee Stockholder ceases to provide services to the Company or any subsidiary or affiliate of the Company as an employee or non-employee director (the "Employment Termination Date"), the Company shall have the option (the "Section 3 Purchase Option") to purchase all or any portion of the Covered Shares then held by such Employee Stockholder or any of his or her Permitted Transferees or subsequently acquired by such Employee Stockholder or any of his or her Permitted Transferees pursuant to exercise of any Option that remains exercisable after the Employment Termination Date, and shall have a period of seven (7) months from the Employment Termination Date (the "Option Period") during which to give written notice to the Employee Stockholder (or his or her estate) of its election to exercise or not to exercise its Section 3 Purchase Option, in whole or in part (i.e., with respect to all or any number of Covered Shares then held by the Employee Stockholder or one or more Permitted Transferees or that may be acquired pursuant to the exercise of any Option that remains exercisable after the Employment Termination Date). In the case of termination of employment or service without Cause (as defined in the Option Agreement pursuant to which the Employee Stockholder acquired the Covered Shares) or by reason of the death or Disability (as defined in the Option Agreement pursuant to which the Employee

Stockholder acquired the Covered Shares) of the Employee Stockholder, the Employee Stockholder and his or her Permitted Transferees, if any, shall have the right to elect by written notice to the Company at any time within one year following the Employment Termination Date to require that the Company repurchase any Covered Shares that the Company has not elected to purchase pursuant to this Section 3.1. Notice of an election to purchase or require the purchase of Covered Shares pursuant to this Section 3.1 is referred to as a "Section 3 Purchase Notice." All purchases of Covered Shares pursuant to this Section 3.1 shall be for a purchase price and in the manner prescribed in this Section 3 below.

        3.2.    Purchase Price.    For purposes of any purchase of Covered Shares pursuant to Section 3, the purchase price to be paid to the Employee Stockholder (or his or her Permitted Transferee) for the Covered Shares that are to be purchased (the "Purchase Price") shall be the Fair Market Value (determined in accordance with this Section 3.2 below) of such Covered Shares, as of the later of (a) the Employment Termination Date or (b) the date that is six (6) months and ten (10) days after the date on which the Employee Stockholder (or his or her estate) last acquired (including by any post-termination exercise of Options) Covered Shares from the Company; provided that in the case of any Employee Stockholder whose employment or service is terminated for Cause (as defined in the Option Agreement pursuant to which-the Employee Stockholder acquired the Covered Shares), the Purchase Price for such Covered Shares shall be the lesser of (x) the Fair Market Value of such Shares as of the Employment Termination Date and (y) the price at which the Employee Stockholder purchased such Covered Shares from the Company. For purposes of this Agreement, the term "Fair Market Value" means the fair market value of the Covered Shares as determined in good faith by the Committee, with reference to the earnings, history, book value and prospects of the Company in light of market conditions generally, and any other factors the Committee considers appropriate, including capital structure (provided that the Committee-shall not give effect to any discount for the lack of liquidity or voting rights with respect to the Covered Shares, or the status of the Employee Stockholder as a holder of a minority interest in the Covered Shares being valued, or similar discounts to value), such determination by the Committee to be final, conclusive and binding. The Purchase Price shall be communicated to the Employee Stockholder whose Covered Shares are to be purchased (or his or her estate) by written notice ("Price Determination Notice") given on or before the latest of (i) the 30th day after the date of the applicable Section 3 Purchase Notice, (ii) the 30th day after the last date on which the Employee Stockholder (or his or her estate) could have acquired any Covered Shares pursuant to the exercise of an Option, or (iii) the 60 day after the date as of which Fair Market Value is determined under this Section 3.2.

        3.3.    Closing; Payment of Purchase Price.    The closing of a purchase pursuant to this Section 3 (the "Section 3 Closing") shall take place at the principal office of the Company on the fifteenth (15th) business day after the date of delivery of the Price Determination Notice (the "Section 3 Closing Date"). At the Section 3 Closing, (i) subject to the proviso below, the Company shall pay to the Employee Stockholder (or his or her Permitted Transferee) cash or immediately available funds in an amount equal to the aggregate Purchase Price and (ii) the Employee Stockholder (or his or her Permitted Transferee) shall deliver to the Company any certificates or other instruments representing the Covered Shares so purchased, appropriately endorsed by the Employee Stockholder (or his or her Permitted Transferee), as the Company may reasonably require. Notwithstanding any other provision of this Agreement, except with respect to a purchase by the Company following the termination of the Employee Stockholder by reason of death or Disability, the Company may, in its discretion, pay all or any part of the Purchase Price by delivery of its promissory note to the Employee Stockholder; provided that the term of the promissory note does not exceed sixty months, interest accrues on the principal amount outstanding at a rate equal to the "Prime Rate" as published in The Wall Street Journal Northeast Edition from time to time, and the promissory note (which may be prepayable without premium or penalty) calls for level amortizing payments (no less frequent than quarterly) of interest and principal.

        3.4.    Failure to Tender.    In the event that the Employee Stockholder, or any holder of Covered Shares, fails to tender any Covered Shares subject to purchase under this Section 3 on or before the Section 3 Closing Date, such Covered Shares shall be canceled on the books and records of the Company on the Section 3 Closing Date and the Employee Stockholder or other holder shall no longer have any dividend or voting or other rights with respect to such Covered Shares.

        The Company may assign, in whole or in part, its Section 3 Purchase Option and, in the case of any such assignment, where appropriate, references to the Company in Section 3 shall be deemed to be references to the Company and/or its assignee or assignees.

        4.    PARTICIPATION IN CERTAIN TRANSACTIONS.

        4.1.    Tag Along Rights in General.    If Holdings intends to effect a Sale of more than fifty percent (50%) of the Holdings Shares to a Third Party Purchaser (a "Qualifying Transaction"), Holdings shall give each Employee Stockholder written notice ("Transfer Notice") (x) stating (i) the name and address of the Third Party Purchaser, (ii) the per share amount and form of consideration Holdings proposes to receive in the Qualifying Transaction, (iii) the terms and conditions of payment of such consideration and other material terms of the Qualifying Transaction, (iv) the anticipated time and place of closing, which closing (subject to such terms and conditions) shall occur not fewer than twenty (20) days after the date of the Transfer Notice, and (v) that the Employee Stockholder may elect to participate in the Qualifying Transaction to the extent provided in Section 4.2 below on the same terms and conditions as Holdings (the "Holdings Terms") and (y) including such materials and information as may be reasonably necessary to enable the Employee Stockholder to comply with the requirements of Section 4.4 below. For purposes of this Section 4: the term "Third Party Purchaser" means any person or entity other than (i) the Company, or (ii) an affiliate of the Company; and the term "Sale" means any sale, exchange, or other outright transfer for consideration other than a pledge, collateral assignment, or similar transfer for security.

        4.2.    Election to Participate; Applicable Percentage.    Any election to participate in a Qualifying Transaction shall be made by written notice ("Participation Notice") delivered to Holdings within ten (10) days after the date of delivery of the Transfer Notice (or such longer election period as may be specified in the Transfer Notice) specifying the total number of Covered Shares owned by the Employee Stockholder and the total number of whole Covered Shares he or she wishes to sell or transfer in the Qualifying Transaction. The Participation Notice shall be ineffective unless accompanied by a power of attorney, letter of transmittal, custody agreement certificates and other materials called for under and more particularly described in Section 4.4 below. The maximum number of Covered Shares that an Employee Stockholder may elect to sell or transfer pursuant to Section 4.1 shall be the percentage of his or her Covered Shares (the "Applicable Percentage") equal to the percentage of Holdings Shares to be sold in the Qualifying Transaction, after giving effect to any other tag along, participation or similar rights to which Holdings may be subject.

        4.3.    Drag Along Rights.    If Holdings intends to effect a Qualifying Transaction, Holdings may, at its option, cause each Employee Stockholder to sell to the Third Party Purchaser a percentage of his or her Covered Shares equal to the Applicable Percentage by notice ("Drag Along Notice") given to the Employee Stockholders setting forth, in addition to the information required to be set forth in a Transfer Notice under Section 4.1, that Holdings is exercising its rights under this Section 4.3 to require the Employee Stockholder to sell Covered Shares in connection with the proposed sale (hereinafter, a "Drag Along Transaction") on the same terms and conditions as, and in exchange for the same per share consideration as, is to be received by, Holdings.

        4.4.    Conditions.    Within ten (10) days after receipt of (x) a Drag Along Notice or (y) a Transfer Notice with respect to a Qualifying Transaction in which the Employee Stockholder elects to participate, as applicable, the Employee Stockholder shall execute and deliver to Holdings a power of attorney and a letter of transmittal and custody agreement appointing, and in form and substance reasonable satisfactory to, Holdings or one or more of its affiliates designated by Holdings (the "Custodian"), the true and lawful attorney-in-fact and custodian for the Employee Stockholder, with full power of substitution, and authorizing the Custodian to take such actions as the Custodian may deem necessary or appropriate to effect the sale and transfer of the Covered Shares to be transferred pursuant to Section 4.1 or 4.3 above (the "Transfer Shares"), upon receipt of the purchase price therefore at the closing of the Qualifying Transaction (the "Section 4 Closing"), free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature, and to take such other action as may be necessary or appropriate in connection with such sale, including consenting to any amendments, waivers, modifications or supplements to the terms of the sale, provided that Holdings also so consents, and, to the extent applicable, sells and transfers the Applicable Percentage of its Holdings Shares on the same terms as so amended, waived, modified or supplemented) and (ii) deliver to the Custodian certificates representing the Transfer Shares, together with all necessary duly executed stock powers. The Custodian shall hold the Transfer Shares and other documents in trust for the Employee Stockholder pending completion or abandonment of such sale. If, within ninety (90) days after the date of the Drag Along Notice or Transfer Notice, as applicable, Holdings has not completed the sale of the Transfer Shares and Holdings Shares to the Third Party Purchaser and a subsequent Drag Along Notice has not been sent to the Employee Stockholders, the Custodian shall return to the Employee Stockholders all certificates representing the Transfer Shares and all other documents that the Employee Stockholder delivered in connection with such sale. Promptly after the Section 4 Closing, the Custodian shall give notice thereof to the Employee Stockholders, shall remit to the Employee Stockholders the total consideration for the Transfer Shares sold pursuant thereto (reduced by any required withholding or other similar taxes and by any amount required to be held in escrow pursuant to the terms of the purchase and sale agreement and a pro rata portion of any expenses incurred in connection with such sale), and shall furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may reasonably be requested by the Employee Stockholders. Without limiting the foregoing or any further requirements set forth in Section 4.5 below, the Employee Stockholders shall cooperate with, and do all things reasonably requested by, the Company or Holdings in order to effect any transfer of Transfer Shares.

        4.5.    Employee Stockholder Cooperation in Connection with Qualifying Transactions.    The Employee Stockholders shall vote for, consent to, and raise no objections against any Qualifying Transaction and shall take any and all actions reasonably deemed necessary or appropriate by Holdings in connection with the same. Without limiting the foregoing, the Employee Stockholders further covenant and agree as follows: (i) if any Qualifying Transaction is structured as a sale of shares or interests in Holdings, the Employee Stockholders will agree to sell to the Third Party Purchaser all Covered Shares or interests in Holdings he or she may be required to sell or transfer pursuant to Section 4.3 above on the Holdings Terms; (ii) if any Qualifying Transaction is in the form of a merger, consolidation or other reorganization, the Employee Stockholders will (x) tender all Covered Shares held by them in connection with such merger, consolidation or other reorganization and (y) vote in favor thereof and waive any dissenters' rights, appraisal rights or similar rights in connection with such merger, consolidation or other reorganization; and (iii) if at any time an offer is made to acquire substantially all of the assets of the Company, which offer must be approved by a resolution of the shareholders, each Employee Stockholder shall vote all of his or her Covered Shares in respect of such offer in the same manner as Holdings Shares are voted; and (iv) if Holdings votes in favor of a complete liquidation, dissolution or winding-up of the Company, each Employee Stockholder shall, vote all of his or her Covered Shares in favor of the same and will consent to and raise no objections thereto.

        5.    VOTING AGREEMENT.    In any and all elections by the shareholders of the members of the Company's Board of Directors and any and all other matters subject to the vote, consent or other determination of the shareholders of the Company, whether in person, by proxy or by written consent, the Employee Stockholders agree that all Covered Shares (whether held by Employee Stockholders or one or more Permitted Transferees) shall be voted in the manner determined by Holdings and communicated to the Employee Stockholders by written notice prior to any such vote and that each holder of Covered Shares shall execute and deliver to Holdings any and all such proxies or other instruments reasonably deemed necessary by it to carry out the purpose and intent of the foregoing agreement.

        6.    HOLDBACK.    Each Employee Stockholder agrees that; if and whenever the Company proposes to register any of its equity securities under the Securities Act, whether or not for its own account, unless the registration statement is on Form S-4, the Employee Stockholders (and any Permitted Transferees) shall not effect any public sale or distribution (including sales pursuant to Rule 144) of Covered Shares during the period before and after the effective date of such registration as the underwriter managing the registered public offering may demand. The Company shall inform the Employee Stockholders of its reasonable expectation of the approximate date of effectiveness of any registration statement.

        7.    LEGEND.    Each certificate evidencing Covered Shares and each certificate issued in exchange for or upon the transfer of any Covered Shares (if such shares remain Covered Shares as defined herein after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED EMPLOYEE STOCKHOLDERS AGREEMENT DATED AS OF  [                                    ], 200[_], AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS AND INDIRECT BENEFICIAL OWNERS. A COPY OF SUCH EMPLOYEE STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

        8.    REMEDIES.    Each of the parties acknowledges and agrees that breach or threatened breach of any of their respective obligations under this Agreement would cause irreparable damage for which money damages would be an inadequate remedy and that, in the event of breach or threatened breach of any of their respective obligations under this Agreement, the non-breaching parties shall be entitled to, in addition to any other rights and remedies available in respect of such breach, an injunction or other equitable relief (without posting a bond or other security) granting specific performance of the others' obligations hereunder.

        9.    REPRESENTATIONS AND COVENANTS.

        9.1.    Representations and Covenants.    Each Employee Stockholder (i) represents that he or she has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement, (ii) covenants that he or she shall not grant any proxy or become party to any voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement, (iii) covenants that he or she shall not act, for any reason, as a member of a group or in concert with or enter into any agreement or arrangement with any other person in connection with the acquisition, disposition or voting of Covered Shares in any manner that is inconsistent with the provisions of this Agreement, and (iv) covenants that he or she shall not attempt to circumvent this Agreement by taking any action through a subsidiary or other person effectively controlled by the Employee Stockholder that would be prohibited under this Agreement. Each Employee Stockholder further acknowledges, ratifies and confirms all of his or her covenants and agreements in and obligations under the Optionee Non-Competition Agreement between such Employee Stockholder and the Company, the making of which were a condition to the grant of, and a material inducement to the Company in granting, the Options to such Employee Stockholder.

        9.2.    Certain Remedies.    Without limiting any rights or remedies of or available to the Company or the Operating Company, as applicable, under this or any other agreement or otherwise, upon an Employee Stockholder's breach of any of his or her representations or covenants of Section 9.1 or violation of his or her Optionee Non-Competition Agreement with the Company or the Operating Company, as applicable, (A) the Company shall have the assignable right and option, exercisable in its discretion, to purchase all or any portion of the Covered Shares then held by such Employee Stockholder or any of his or her Permitted Transferees) at a purchase price equal to the lesser of the exercise price paid by the Employee Stockholder to acquire such Covered Shares or the Fair Market Value of such Covered Shares as of the time of repurchase, and (B) to the extent that the Employee Stockholder or any Permitted Transferee shall have sold, transferred or otherwise disposed of any Covered Shares, the Employee Stockholder shall be required to pay the Company on demand the amount, if any, by which the amount of any proceeds received by the Employee Stockholder or any Permitted Transferee in connection with such sale, transfer of other disposition exceeds the exercise price paid for such Covered Shares. These remedies are cumulative and in addition to any other rights and remedies the Company or the Operating Company, as applicable, may have under any Optionee Non-Competition Agreement or otherwise, including, without limitation, equitable relief and the recovery of damages from the Optionee.

        10.    TERM.    The terms, conditions and provisions of this Agreement shall continue in full force and effect until the earlier of: (A) the first day on which an offering of any share of Common Stock is registered for sale to the public under the Securities Act (the "Registration Date"), or (B) the effective, date of any joint written consent of the Company and Holdings to the termination thereof (the later of the Registration Date and such consensual termination date is referred to as the "Termination Date"), and shall thereafter expire, provided, however, that the terms, conditions and provisions of this Agreement shall remain in effect for so long after the Termination Date as may be necessary to the enforcement of the parties' rights and obligations accrued through the Termination Date.

        11.    MISCELLANEOUS.

        11.1.    References to Securities.    If Covered Shares originally acquired in the form of Common Stock ("Original Securities") are later exchanged for or converted into a different number or kind of Company securities, all of the terms of this Agreement shall apply to such exchanged or converted securities and any reference to the amount paid for such securities shall be understood to refer to the number and price of the Original Securities from which the securities were derived equitably adjusted for additional contributions or distributions of cash. To the extent securities other than Common Stock become subject to this Agreement, the Committee shall have discretion to interpret or amend this Agreement as reasonably necessary to equitably accommodate the provisions hereof to such securities, including but not limited to the determination of fair market value per share, provided, in making any such interpretation or amendment, the Committee shall, in good faith, attempt to provide results consistent with the overall intent of this Agreement.

        11.2.    Amendment; Waiver.    This Agreement may be amended only by a written instrument signed by the Company and Holdings; provided that except as otherwise expressly provided herein, no modification, amendment or waiver of any provision of this Agreement which has the effect of reducing the rights or increasing the obligations of any Employee Stockholder shall be effective against such Employee Stockholder without his or her prior written consent. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        11.3.    Severability.    If any term or provision of this Agreement is deemed illegal, invalid, or unenforceable in any respect, the legality, validity, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and this Agreement shall be reformed and construed and enforced to the maximum extent permitted by applicable law.

        11.4.    Entire Agreement.    Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof. It is understood that the Employee Stockholders and the Company are also party to certain Stock Option Agreements relating to the Covered Shares and nothing herein shall be deemed to modify, expand or diminish their respective rights and obligations thereunder; instead, all such rights and obligations are intended to be concurrent and cumulative.

        11.5.    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the Company, Holdings, the Employee Stockholders, and their respective permitted successors and assigns.

        11.6.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

        11.7.    Notices.    Any notice or other communication required or permitted under this Agreement ("Notices") shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) addressed as follows:

If to the Company:	GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, New Hampshire 03054 Attention: Ned Lewis, General Counsel
If to Holdings:	GT Solar Holdings, LLC c/o GFI Energy Ventures, LLC 11611 San Vicente Blvd., Suite 710 Los Angeles, CA 90049

If to an Employee Stockholder, to the address indicated on Exhibit A or any counterpart hereto or at such address as may be indicated in the Company's share register.

        Any party may change its address for Notices by written Notice to the others given in accordance with this Section 11.7. Notices shall be deemed given when delivered personally, three (3) business days after deposit in the U.S. mail, or two (2) business days after deposit with a reputable overnight courier service, as applicable.

        11.8.    Governing Law.    This Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.

        11.9.    Descriptive Headings.    The descriptive headings of this Agreement are included for convenience and ease of reference and do not constitute a part of this Agreement.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GT SOLAR INTERNATIONAL, INC.
By:
/s/ EDWIN L. LEWIS Name: Edwin L. Lewis Title: Vice President
GT SOLAR INCORPORATED
By:
/s/ EDWIN L. LEWIS Name: Edwin L. Lewis Title: Vice President
GT SOLAR HOLDINGS, LLC
By:	OCM/GFI POWER OPPORTUNITIES FUND II, L.P.
Its:	Managing Member
By:	GFI Power Opportunities Fund II, GP, LLC
Its:	General Partner
By:	GFI Energy Ventures LLC
Its:	Managing Member
By:
/s/ RICHARD LANDERS Name: Richard Landers Title: Partner
By:	OCM/GFI POWER OPPORTUNITIES FUND II (CAYMAN), L.P.
Its:	Managing Member
By:	GFI Power Opportunities Fund II GP (Cayman) Ltd.
Its:	General Partner
By:	GFI Power Opportunities Fund II GP, LLC
Its:	Director
By:	GFI Energy Ventures, LLC
Its:	Managing Member
By:
/s/ RICHARD LANDERS Name: Richard Landers Title: Partner

[Signature Pages to GT Solar International, Inc. Amended and Restated Employee Stockholders Agreement]

EXHIBIT A

(Form of Counterpart Signature Page for Employee Stockholders)

Name: Address:
Number of Covered Shares

Date Assigned

EXHIBIT B

Spousal Consent

        The undersigned, spouse of                                    , being first fully advised concerning the financial condition of my spouse and the Company, hereby consents and agrees to the terms and conditions of the foregoing Amended and Restated Employee Stockholders Agreement and further agrees that any type of marital property interest, deferred marital property interest or community property interest she or he may at any time have in the Covered Shares (as defined in the Amended and Restated Employee Stockholders Agreement), and any Covered Shares registered in his/her sole name, shall at all times be subject to all of the terms and conditions of the Amended and Restated Employee Stockholders Agreement, as amended from time to time. The undersigned agrees to comply with all of the terms and conditions of the Amended and Restated Employee Stockholders Agreement applicable to the Covered Shares and holders thereof, including, but not limited to, any disposition made in or pursuant to the Amended and Restated Employee Stockholders Agreement of interest I may now or hereafter have in the Covered Shares through marital property, divorce decree, or otherwise.

Dated:

Signature of Spouse
Print Name:

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  Exhibit 4.4